Exhibit 10.1
Execution Version
LINE OF CREDIT PROMISSORY NOTE

$75,000,000	Columbus, Ohio	April 20, 2010
BOB EVANS FARMS, INC. (the “Borrower”), an Ohio corporation, promises to pay to the order of PNC Bank, National Association, whose address is 155 E. Broad St., Columbus, OH 43215 (the “Bank”), in lawful money of the United States of America, the sum of Seventy-Five Million and 00/100 Dollars ($75,000,000.00) or so much thereof as may be advanced and outstanding, plus interest on the unpaid principal balance as provided below.
SECTION 1. DEFINITIONS
     As used in this Note, the following terms have the following respective meanings:
“2008 Note Purchase Agreement” is defined in Section 5.3.
“Advance” means a LIBOR Rate Advance, a LIBOR Flex Rate Advance, or an Alternate Base Rate Advance and “Advances” means all LIBOR Rate Advances, LIBOR Flex Rate Advances and all Base Rate Advances under this Note.
“Affiliate” means any Person which, directly or indirectly, Controls or is Controlled by or under common Control with, another Person, and any director or officer thereof. The Bank is under no circumstances to be deemed an Affiliate of the Borrower or any of its Subsidiaries.
“Alternate Base Rate” means the greater of (i) the Prime Rate or (ii) Federal Funds Rate plus one half of one percent (0.50%).
“Alternate Base Rate Advance” means any borrowing under this Note when and to the extent that its interest rate is determined by reference to the Alternate Base Rate.
“Applicable Margin” means nine tenths of one percent (0.90%).
“Banking Day” means any day (other than any Saturday, Sunday or legal holiday) on which Bank’s banking office is open to the public for carrying on substantially all of its banking functions.
“Benefit Plan” means a defined benefit plan as defined in Section 3(35) of ERISA subject to Title IV of ERISA or Section 412 of the IRC (other than a Multiemployer Plan) in respect of which Borrower or any ERISA Affiliate is, or within the immediately preceding three (3) years was, an “employer” as defined in Section 3(5) of ERISA.
“Chase Note” means a promissory note of the Borrower and/or any Affiliate thereof payable to the order of JPMorgan Chase Bank, N.A. dated as of December 1, 2009, as amended from time to time, and any promissory note or other evidence of indebtedness constituting a renewal, restatement, refinancing, refunding, replacement or payment of the original promissory note, whether increased or decreased in amount.
“Contract Period” means, relative to a LIBOR Unit, a period selected by Borrower, provided, that each Contract Period shall commence on a Eurodollar Banking Day and end one (1) month,

Execution Version
two (2) months, three (3) months or six (6) months thereafter, provided, that (a) if any Contract Period otherwise would end on a day that is not a Banking Day, it shall end instead on the next following Banking Day and (b) if any Contract Period commences on a day for which there is no numerical equivalent in the calendar month in which that Contract Period is to end, it shall end on the last calendar day of that calendar month unless such day is not a Banking Day in which case it shall end on the next following Banking Day.
“Control” as used with respect to any Person, means the power to direct or cause the direction of, the management and policies of that Person, directly or indirectly, whether through the ownership of Equity Interests, by contract, or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
“Date of Reference” means, on any Banking Day, a date which is two (2) Eurodollar Banking Days prior to the Banking Day in question
“Default Rate” means a rate per annum equal to the Alternate Base Rate plus the Applicable Margin plus two percent (2%).
“Delivery Day” is defined in Section 6.8.
“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute thereto, including without limitation (unless the context otherwise requires), any rules or regulations promulgated thereunder.
“ERISA Affiliate” means any (i) corporation which is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the IRC) as Borrower, (ii) partnership or other trade or business (whether or not incorporated) under common control (within the meaning of Section 414(c) of the IRC) with Borrower, and (iii) member of the same affiliated service group (within the meaning of section 414(m) of the IRC) as Borrower , any corporation described in clause (i) above or any partnership or trade or business described in clause (ii) above.
“Eurodollar Banking Day” means any Banking Day on which banks in the London Interbank Market deal in United States dollar deposits and on which banking institutions are generally open for domestic and international business at the place where Bank’s banking office is located and in New York City.
“Federal Funds Rate” means a fluctuating interest rate per annum, as in effect at the time in question, that is the rate determined by Bank to be the opening federal funds rate per annum paid or payable by it on the day in question in its regional federal funds market for overnight borrowings from other banking institutions.
“GAAP” means generally accepted accounting principles in effect from time to time in the United States of America, consistently applied.
“Governmental Acts” is defined in Section 3.7.

Execution Version
“Guarantor” means any Person who has guaranteed payment or performance of any of the Liabilities.
“IRC” means the Internal Revenue Code, as amended from time to time, and any successor statute thereto, including (unless the context requires otherwise) any rules or regulations promulgated thereunder.
“L/C Documents” is defined in Section 3.3.
“L/C Draft” means a draft drawn on the Bank pursuant to a Letter of Credit.
“L/C Reimbursement Obligation” is defined in Section 3.5.
“Letter of Credit” means a letters of credit to be issued by the Bank pursuant to Section 3.
“Liabilities” means all debts, obligations, and liabilities of every kind and character of the Borrower, whether individual, joint and several, contingent or otherwise, now or hereafter existing in favor of the Bank, including without limitation, all liabilities, interest, costs and fees, arising under or from any note, open account, overdraft, credit card, lease, Rate Management Transaction, letter of credit application, endorsement, surety agreement, guaranty, acceptance, foreign exchange contract or depository service contract, whether payable to the Bank or to a third party and subsequently acquired by the Bank, any monetary obligations (including interest) incurred or accrued during the pendency of any bankruptcy, insolvency, receivership or other similar proceedings, regardless of whether allowed or allowable in such proceeding, and all renewals, extensions, modifications, consolidations, rearrangements, restatements, replacements or substitutions of any of the foregoing.
“Lien” means any mortgage, deed of trust, pledge, charge, encumbrance, security interest, collateral assignment or other encumbrance of any kind.
“LIBOR Flex Rate” means a fluctuating rate per annum which is equal to the sum of: (a) the Applicable Margin plus (b) One Month LIBOR, adjusted by Bank, as necessary, at the end of each Banking Day. Bank shall not be required to notify Borrower of any adjustment in the LIBOR Flex Rate. Borrower may, however, request a quote of the prevailing One Month LIBOR on any Banking Day.
“LIBOR Flex Rate Advance” means any borrowing under this Note when and to the extent that its interest rate is determined by reference to the LIBOR Flex Rate.
“LIBOR Rate” means the rate per annum (rounded upwards, if necessary, to the next higher 1/16 of 1%) determined by Bank by dividing (a) the rate per annum determined by Bank to equal the average rate per annum at which deposits (denominated in United States dollars) in an amount similar to the LIBOR Unit and with a maturity similar to the Contract Period for that LIBOR Unit are offered to Bank at 11:00 a.m. London time (or as soon thereafter as practicable) two (2) Eurodollar Banking Days prior to the first day of the Contract Period by banking institutions in any Eurodollar market selected by Bank by (b) the difference of one (1) less the Reserve Percentage.
“LIBOR Rate Advance” means any borrowing under this Note when and to the extent that its interest rate is determined by reference to the LIBOR Rate.

Execution Version
“LIBOR Unit” means the portion of the loan to which the LIBOR Rate is to apply.
“Note” means this Line of Credit Promissory Note, as the same may be amended or restated from time to time.
“Obligor” means any Borrower, guarantor, surety, co-signer, endorser, general partner or other Person who may now or in the future be obligated to pay any of the Liabilities.
“One Month LIBOR” means the rate per annum (rounded upwards, if necessary, to the next higher 1/16 of 1%) determined by Bank and equal to the average rate per annum at which deposits (denominated in United States dollars) in an amount similar to the principal amount of that loan and with a maturity of one (1) month are offered at 11:00 A.M. London time (or as soon thereafter as practicable) on the Date of Reference by banking institutions in the London, United Kingdom market, as such interest rate is referenced and reported by the British Bankers Association on Reuters Screen LIBOR01 Page or, if the same is unavailable, any other generally accepted authoritative source of such interest rate as Bank may reference from time to time
“PBGC” means The Pension Benefit Guaranty Corporation, or any successor thereto or to the functions thereof.
“Pending Default” means a set of facts or circumstances that, upon the giving of notice, the lapse of time, or both, would constitute an Event of Default under this Agreement.
“Person” means any individual, corporation, partnership, limited liability company, joint venture, joint stock association, association, bank, business trust, trust, unincorporated organization, any foreign governmental authority, the United States of America, any state of the United States and any political subdivision of any of the foregoing or any other form of entity.
“Plan” means an “employee benefit plan,” as defined in Section 3(3) of ERISA, other than a multi-employer plan, in respect of which Borrower or any ERISA Affiliate is, or within the immediately preceding six (6) years was, an “employer” as defined in Section 3(5) of ERISA.
“Preferential Payment” is defined in Section 6.5.
“Prime Rate” means a fluctuating rate per annum which is publicly announced from time to time by Bank as being its “prime rate,” with each change in the Prime Rate automatically, immediately, and without notice changing the interest rate applicable to the loan. The Prime Rate is not necessarily the lowest rate of interest then available from Bank on fluctuating-rate loans.
“Principal Payment Date” is the earlier of (i) April 19, 2011 and (ii) the acceleration of the maturity of the indebtedness evidenced by the Note following the occurrence of an Event of Default.
“Prior Notes” and “Prior Related Documents” are defined in Section 6.7.
“Property” means any interest in any kind of property or asset, whether real, personal or mixed, tangible or intangible.
“Rate Management Transaction” means any transaction (including an agreement with respect thereto) that is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate

Execution Version
option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, forward transaction, currency swap transaction, cross-currency rate swap transaction, currency option, derivative transaction or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether linked to one or more interest rates, foreign currencies, commodity prices, equity prices or other financial measures.
“Related Documents” means this Note, the commitment letter dated as of the same date as this Note, all loan agreements, credit agreements, reimbursement agreements, security agreements, mortgages, deeds of trust, pledge agreements, assignments, guaranties, and any other instrument or document executed in connection with this Note or in connection with any of the Liabilities.
“Reportable Event” means a reportable event, as defined in Section 4043 of ERISA and the regulations issued under such Section, with respect to a Plan, excluding, however, such events as to which the PBGC by regulation has waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event; provided, that for purposes of this Agreement, a failure to meet the minimum funding standard of Section 412 of the IRC and Section 302 of ERISA shall be a Reportable Event regardless of the issuance of any waiver in accordance with Section 412(d) of the IRC.
“Reserve Percentage” means the percentage (expressed as a decimal) which Bank determines to be the maximum (but in no case less than 1.00) reserve requirement (including, without limitation, any emergency, marginal, special, or supplemental reserve requirement) prescribed for “Eurocurrency liabilities” (or any other category of liabilities that includes deposits by reference to which the interest rate applicable to LIBOR Units is determined) under Regulation D (as amended from time to time) of the Board of Governors of the Federal Reserve System or under any successor regulation which Bank determines to be applicable, with each change in such maximum reserve requirement automatically, immediately, and without notice changing the interest rate thereafter applicable to each LIBOR Unit, it being agreed that LIBOR Units shall be deemed Eurocurrency liabilities subject to such reserve requirements without the benefit of any credit for proration, exceptions or offsets.
“Subsidiary” means, as to any particular Person (the “parent”), a Person the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of the date of determination, as well as any other Person of which fifty percent (50%) or more of the Equity Interests is at the time of determination directly or indirectly owned, Controlled or held, by the parent or by any Person or Persons Controlled by the parent, either alone or together with the parent.
“Termination Event” means (i) a Reportable Event; or (ii) the complete or partial withdrawal of Borrower or any ERISA Affiliate from a Benefit Plan during a plan year in which Borrower or such ERISA Affiliate was a “substantial employer” as defined in Section 4001(a)(2) of ERISA, or the cessation of operations that results in the termination of employment of 20% of Benefit Plan participants who are employees of Borrower or any ERISA Affiliate; or (iii) the partial or complete withdrawal of Borrower or any ERISA Affiliate from a Multiemployer Plan; or (iv) the imposition of an obligation on Borrower, Holding or any ERISA Affiliate to provide affected parties written notice of intent to terminate a Benefit Plan in a distress termination described in Section 4041(c) of ERISA; or (v) the filing of a notice of intent to terminate in whole or in part a Benefit Plan or the treatment of a Benefit Plan amendment as a termination or partial termination; or (vi) the institution of proceedings by any Governmental Authority to terminate in whole or in part, or have a trustee appointed to administer, a Benefit Plan; or (iv) any other event or condition

Execution Version
which might constitute grounds for the termination of, winding up or partial termination of winding up or the appointment of trustee to administer, any Benefit Plan.
SECTION 2. INTEREST AND PAYMENTS
     2.1 Interest. The Advance(s) evidenced by this Note may be drawn down and remain outstanding as up to seven (7) LIBOR Rate Advances, up to one Alternate Base Rate Advance and up to one LIBOR Flex Rate Advance. The Borrower shall pay interest to the Bank on the outstanding and unpaid principal amount of each Alternate Base Rate Advance at the Alternate Base Rate plus the Applicable Margin, on each LIBOR Rate Advance at the LIBOR Rate plus the Applicable Margin and on each LIBOR Flex Rate Advance at the LIBOR Flex Rate. Interest shall be calculated on the basis of the actual number of days elapsed in a year of 360 days. In no event shall the interest rate applicable to any Advance exceed the maximum rate allowed by law. Any interest payment which would for any reason be deemed unlawful under applicable law shall be applied to principal.
     2.2 Bank Records. The Bank shall, in the ordinary course of business, make notations in its records of the date, amount, interest rate and, as to LIBOR Advances, Contract Period, of each Advance hereunder, the amount of each payment on the Advances, and other information. Such records shall, in the absence of manifest error, be conclusive as to the outstanding principal balance of and interest rate or rates applicable to this Note.
     2.3 Notice and Manner of Electing Interest Rates on Advances. The Borrower shall give the Bank written notice (effective upon receipt) of the Borrower’s intent to draw down an Advance under this Note no later than 2:00 p.m. Columbus, Ohio time, on the date of disbursement, if the full amount of the drawn Advance is to be disbursed as an Alternate Base Rate Advance or a LIBOR Flex Rate Advance and no later than 11:00 a.m. Columbus, Ohio time two (2) Business Days before disbursement, if any part of such Advance is to be disbursed as a LIBOR Rate Advance. The Borrower’s notice must specify: (a) the disbursement date, (b) the amount of each Advance, (c) the type of each Advance (Alternate Base Rate Advance, LIBOR Rate Advance or LIBOR Flex Rate Advance), and (d) for each LIBOR Rate Advance, the duration of the applicable Contract Period; provided, however, that the Borrower may not elect an Contract Period ending after the maturity date of this Note. Each LIBOR Rate Advance shall be in a minimum amount of One Hundred Thousand and 00/100 Dollars ($100,000.00). All notices under this paragraph are irrevocable. By the Bank’s close of business on the disbursement date and upon fulfillment of the conditions set forth herein and in any other of the Related Documents, the Bank shall disburse the requested Advances in immediately available funds by crediting the amount of such Advances to a Borrower’s account with the Bank.
     2.4 Conversion and Renewals. The Borrower may elect from time to time to convert one type of Advance into another or to renew any Advance by giving the Bank written notice no later than 2:00 p.m. Eastern time, on the date of the conversion into or renewal of a Alternate Base Rate Advance and 11:00 a.m. Eastern time two (2) Business Days before conversion into or renewal of a LIBOR Rate Advance or LIBOR Flex Rate Advance, specifying: (a) the renewal or conversion date, (b) the amount of the Advance to be converted or renewed, (c) in the case of conversion, the type of Advance to be converted into (Alternate Base Rate Advance, LIBOR Flex Rate Advance or LIBOR Rate Advance), and (d) in the case of renewals of or conversion into a LIBOR Rate Advance, the applicable Contract Period, provided that (i) the minimum principal amount of each LIBOR Rate Advance outstanding after a renewal or conversion shall be One Hundred Thousand and 00/100 Dollars ($100,000.00); (ii) a LIBOR Rate Advance can only be

Execution Version
converted on the last day of the Contract Period for the Advance; and (iii) the Borrower may not elect an Contract Period ending after the maturity date of this Note. All notices given under this paragraph are irrevocable. If the Borrower fails to give the Bank the notice specified above for the renewal or conversion of a LIBOR Rate Advance by 11:00 a.m. Eastern time two (2) Business Days before the end of the Contract Period for that Advance, the Advance shall automatically be converted to an Alternate Base Rate Advance on the last day of the Contract Period for the Advance.
     2.5 Interest Payments. Interest on the Advances shall be paid (i) as to Alternate Base Rate Advances and LIBOR Flex Rate Advances, in arrears on the first day of each month, beginning with the first day of the month succeeding the month of disbursement; and (ii) as to LIBOR Rate Advances, on the last day of the applicable Contract Period and, as to LIBOR Rate Advances with a Contract Period of six (6) months, also in arrears on the 90th day following the date of the Advance.
     2.6 Principal Payments. All outstanding principal and interest is due and payable in full on the Principal Payment Date.
     2.7 Default Rate of Interest. After a default has occurred under this Note and is continuing, whether or not the Bank elects to accelerate the maturity of this Note because of such default, all Advances outstanding under this Note shall bear interest at the Default Rate from the date the Bank elects to impose such rate. Imposition of this rate shall not affect any limitations contained in this Note on the Borrower’s right to repay principal on any LIBOR Rate Advance before the expiration of the Contract Period for each such Advance.
     2.8 Prepayment/Funding Loss Indemnification. The Borrower may prepay all or any part of any Alternate Base Rate Advance or LIBOR Flex Rate Advance at any time without premium or penalty. The Borrower shall pay the Bank amounts sufficient (in the Bank’s reasonable opinion) to compensate the Bank for any loss, cost, or expense incurred as a result of: (a) any payment of a LIBOR Rate Advance on a date other than the last day of the Contract Period for the Advance, including, without limitation, acceleration of the Advances by the Bank pursuant to this Note or the other Related Documents; or (b) any failure by the Borrower to borrow or renew a LIBOR Rate Advance on the date specified in the relevant notice from the Borrower to the Bank.
     2.9 Additional Costs. If any applicable domestic or foreign law, treaty, government rule or regulation now or later in effect (whether or not it now applies to the Bank) or the interpretation or administration thereof by a governmental authority charged with such interpretation or administration, or compliance by the Bank with any guideline, request or directive of such an authority (whether or not having the force of law), shall (a) affect the basis of taxation of payments to the Bank of any amounts payable by the Borrower under this Note or the other Related Documents (other than taxes imposed on the overall net income of the Bank by the jurisdiction or by any political subdivision or taxing authority of the jurisdiction in which the Bank has its principal office), or (b) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by the Bank, or (c) impose any other condition with respect to this Note or the other Related Documents and the result of any of the foregoing is to increase the cost to the Bank of extending, maintaining or funding any LIBOR Rate Advance or LIBOR Flex Rate Advance or to reduce the amount of any sum receivable by the Bank on any Advance, or (d) affect the amount of capital required or expected to be maintained by the Bank (or any corporation controlling the Bank) and the Bank determines that the amount of such capital is increased by or based upon the

Execution Version
existence of the Bank’s obligations under this Note or the other Related Documents and the increase has the effect of reducing the rate of return on the Bank’s (or its parent corporation’s) capital as a consequence of the obligations under this Note or the other Related Documents to a level below that which the Bank (or its controlling corporation) could have achieved but for such circumstances (taking into consideration its policies with respect to capital adequacy) by an amount deemed by the Bank to be material, then the Borrower shall pay to the Bank, from time to time, upon request by the Bank, additional amounts sufficient to compensate the Bank for the increased cost or reduced sum receivable. Whenever the Bank shall learn of circumstances described in this section which are likely to result in additional costs to the Borrower, the Bank shall give prompt written notice to the Borrower of the basis for and the estimated amount of any such anticipated additional costs. A statement as to the amount of the increased cost or reduced sum receivable, prepared in good faith and in reasonable detail by the Bank and submitted by the Bank to the Borrower, shall be conclusive and binding for all purposes absent manifest error in computation.
     2.10 Illegality. If any applicable domestic or foreign law, treaty, rule or regulation now or later in effect (whether or not it now applies to the Bank) or the interpretation or administration thereof by a governmental authority charged with such interpretation or administration, or compliance by the Bank with any guideline, request or directive of such an authority (whether or not having the force of law), shall make it unlawful or impossible for the Bank to maintain or fund the LIBOR Rate Advances or the LIBOR Flex Rate Advance, then, upon notice to the Borrower by the Bank, the outstanding principal amount of the LIBOR Rate Advances and/or LIBOR Flex Rate Advance, as the case may be, together with accrued interest and any other amounts payable to the Bank under this Note or the other Related Documents on account of such LIBOR Rate Advances or LIBOR Flex Rate Advance shall be repaid (a) immediately upon the Bank’s demand if such change or compliance with such requests, in the Bank’s judgment, requires immediate repayment, or (b) as to LIBOR Rate Advances, at the expiration of the last Contract Period to expire before the effective date of any such change or request, provided, however, that subject to the terms and conditions of this Note and the other Related Documents the Borrower shall be entitled to simultaneously replace the entire outstanding balance of any LIBOR Rate Advance or LIBOR Flex Rate Advance repaid in accordance with this section with an Alternate Base Rate Advance in the same amount.
     2.11 Inability to Determine Interest Rate. If the Bank determines that (a) quotations of interest rates for the relevant deposits referred to in the definitions of LIBOR Rate or LIBOR Flex Rate are not being provided for purposes of determining the interest rate on a LIBOR Rate Advance or on a LIBOR Flex Rate Advance as provided in this Note, or (b) the relevant interest rates referred to in the definition of LIBOR Rate or LIBOR Flex Rate do not accurately cover the cost to the Bank of making, funding or maintaining LIBOR Rate Advances or LIBOR Flex Rate Advances, then the Bank shall at the Bank’s option, give notice of such circumstances to the Borrower, whereupon (i) the obligation of the Bank to make LIBOR Rate Advances and/or a LIBOR Flex Rate Advance, as the case may be, shall be suspended until the Bank notifies the Borrower that the circumstances giving rise to the suspension no longer exists, and (ii) the Borrower shall repay in full the then outstanding principal amount of each LIBOR Rate Advance, together with accrued interest, on the last day of the then current Contract Period applicable to the LIBOR Rate Advance and/or shall immediately repay the amount of the LIBOR Flex Rate Advance, as applicable, provided, however, that, subject to the terms and conditions of this Note and the other Related Documents, the Borrower shall be entitled to simultaneously replace the entire outstanding balance of any LIBOR Rate Advance or LIBOR Flex Rate Advance repaid in accordance with this section with an Advance bearing interest at the Alternate Base Rate plus the Applicable Margin in the same amount.

Execution Version
     2.12 Obligations Due on Non-Business Day. Whenever any payment under this Note becomes due and payable on a day that is not a Business Day, if no Event of Default then exists under this Note, the maturity of the payment shall be extended to the next succeeding Business Day, except, in the case of a LIBOR Rate Advance, if the result of the extension would be to extend the payment into another calendar month, the payment must be made on the immediately preceding Business Day.
     2.13 Matters Regarding Payment. The Borrower will pay the Bank at the Bank’s address shown above or at such other place as the Bank may designate. Payments shall be allocated among principal, interest and fees at the discretion of the Bank unless otherwise agreed or required by applicable law. Acceptance by the Bank of any payment which is less than the payment due at the time shall not constitute a waiver of the Bank’s right to receive payment in full at that time or any other time.
     2.14 Authorization for Direct Payments (ACH Debits). To effectuate any payment due under this Note or under any other Related Documents, the Borrower hereby authorizes the Bank to initiate debit entries to Borrower’s account at the Bank with an account number ending in xx996 or the account replacing such account, and to debit the same to such account. This authorization to initiate debit entries shall remain in full force and effect until the Bank has received written notification of its termination in such time and in such manner as to afford the Bank a reasonable opportunity to act on it. The Borrower represents that the Borrower is and will be the owner of all funds in such account. The Borrower acknowledges: (1) that such debit entries may cause an overdraft of such account which may result in the Bank’s refusal to honor items drawn on such account until adequate deposits are made to such account; (2) that the Bank is under no duty or obligation to initiate any debit entry for any purpose; and (3) that if a debit is not made because the above-referenced account does not have a sufficient available balance, or otherwise, the payment may be late or past due.
     2.15 Late Fee. Any principal or interest which is not paid within 10 days after its due date (whether as stated, by acceleration or otherwise) shall be subject to a late payment charge of five percent (5.00%) of the total payment due, in addition to the payment of interest. The Borrower agrees to pay and stipulates that five percent (5.00%) of the total payment due is a reasonable amount for a late payment charge. The Borrower shall pay the late payment charge upon demand by the Bank or, if billed, within the time specified.
     2.16 Purpose of Loan. The Borrower acknowledges and agrees that this Note evidences a loan for a business, commercial, agricultural or similar commercial enterprise purpose, and that no advance shall be used for any personal, family or household purpose. The proceeds of the loan shall be used only (i) to provide ongoing working capital, (ii) support accounts receivable and inventory, (iii) to provide letters of credit; (iv) to support restaurant expansion; (v) to refinance the Prior Notes; and (vi) for general corporate purposes. Letters of Credit shall be used to support worker’s compensation obligations, self insurance and other general corporate purposes.
     2.17 Credit Facility. The Bank has approved a credit facility to the Borrower in a principal amount not to exceed the face amount of this Note. The credit facility is in the form of Advances made from time to time by the Bank to the Borrower and Letters of Credit issued by the Bank for the account of the Borrower. This Note evidences the Borrower’s obligation to repay those advances. The aggregate principal amount of debt evidenced by this Note is the amount reflected from time to time in the records of the Bank. Until the earliest to occur of maturity, any Event of Default, or any Pending Default, the Borrower may borrow, pay down and reborrow

Execution Version
under this Note subject to the terms of the Related Documents, provided, however, that the amount of the outstanding unpaid Advances hereunder at any time plus the aggregate face amount of all outstanding Letters of Credit shall not exceed Seventy-Five Million Dollars ($75,000,000.00).
SECTION 3. LETTERS OF CREDIT
     3.1 The Letters of Credit. Subject to the terms and conditions of this Agreement, the Bank will issue for the account of a Borrower, one or more Letters of Credit denominated in U.S. dollars, from time to time during the period commencing on the date hereof and ending on the Business Day prior to the Principal Payment Date.
     3.2 Amounts. The Bank shall not have any obligation to and shall not (a) issue (or amend) any Letter of Credit if on the date of issuance (or amendment), before or after giving effect to the Letter of Credit requested hereunder, (i) the dollar amount of all Advances, together with the face amount of all outstanding Letters of Credit at such time would exceed the Maximum Credit Amount at such time, or (ii) the aggregate outstanding dollar amount of issued and outstanding Letters of Credit would exceed Twenty-Five Million Dollars ($25,000,000.00) calculated as of the date of issuance of any Letter of Credit; or (b) issue any Letter of Credit that has an expiration date, or amend any Letter of Credit such that it has an expiration date, more than twelve (12) months from the date of issuance; or (c) issue any Letter of Credit with an issuance date later than five (5) Business Days immediately preceding the Principal Payment Date.
     3.3 Conditions. In addition to the satisfaction of the conditions contained in Section 4, the obligation of the Bank to issue any Letter of Credit is subject to the satisfaction in full of the following conditions: (a) a Borrower shall have delivered to the Bank at such times and in such manner as the Bank may prescribe, a request for issuance of the Letter of Credit in form acceptable to the Bank, a duly executed application for the Letter of Credit, and such other documents, instructions and agreements as may be required pursuant to the terms thereof (all such applications, documents, instructions, and agreements being referred to herein as the “L/C Documents”), and the proposed Letter of Credit shall be satisfactory to the Bank as to form and content; and (b) as of the date of issuance no order, judgment or decree of any court, arbitrator or governmental authority shall purport by its terms to enjoin or restrain the Bank from issuing such Letter of Credit and no law, rule or regulation applicable to the Bank and no request or directive (whether or not having the force of law) from a governmental authority with jurisdiction over the Bank shall prohibit or request that the Bank refrain from the issuance of Letters of Credit generally or the issuance of that Letter of Credit.
     3.4 Procedure for Issuance, Extension or Amendment of Letters of Credit. Subject to the terms and conditions hereof and provided that the applicable conditions set forth in Section 4 hereof have been satisfied, the Bank, on the requested date, shall issue a Letter of Credit on behalf of a Borrower in accordance with the Bank’s usual and customary business practices. The Bank shall not extend or amend any Letter of Credit unless the requirements of this Section 4 are met as though a new Letter of Credit was being requested and issued.
     3.5 Reimbursement Obligation. Borrower agrees unconditionally, irrevocably and absolutely to pay immediately to the Bank the amount of each advance drawn under or pursuant to a Letter of Credit or an L/C Draft related thereto (such obligation to reimburse the Bank for an advance made under a Letter of Credit or L/C Draft being hereinafter referred to as an “L/C Reimbursement Obligation”), each such reimbursement to be made no later than the Business

Execution Version
Day on which the Bank makes payment of each such L/C Draft. If Borrower at any time fails to repay an L/C Reimbursement Obligation, the Borrower shall be deemed to have elected to obtain an Advance from the Bank, as of the date of the advance giving rise to the L/C Reimbursement Obligation in the amount of the unpaid L/C Reimbursement Obligation. Such borrowing shall be made as of the date of the payment giving rise to such L/C Reimbursement Obligation, automatically, without notice and without any requirement to satisfy the conditions precedent otherwise applicable to an Advance. Such borrowing shall constitute an Alternate Base Rate Advance. If, for any reason, Borrower fails to repay an L/C Reimbursement Obligation on the day such L/C Reimbursement Obligation arises, and, for any reason, the Bank is unable to make or has no obligation to make an Advance under the Note, then such L/C Reimbursement Obligation shall bear interest from and after such day, until paid in full, at the Default Rate.
     3.6 Letter of Credit Fees. Borrower agrees to pay: (a) annually, in advance, a letter of credit fee at a rate per annum equal to nine tenths of one percent (0.90%) of the then-outstanding dollar amount available for drawing under all issued Letters of Credit; provided, however, that during the continuance of an Event of Default, such fee will be increased by two percent (2%) per annum and payable upon demand; and (b) all customary fees and other issuance, amendment, document examination, negotiation and presentment expenses and related charges in connection with the issuance, amendment, presentation of L/C Drafts, and the like customarily charged by the Bank with respect to standby letters of credit.
     3.7 Letters of Credit Indemnification; Exoneration. (a) Borrower hereby agrees to protect, indemnify, pay and save harmless the Bank from and against any and all liabilities and costs that the Bank may incur or be subject to as a consequence, direct or indirect, of (i) the issuance of any Letter of Credit other than as a result of the Bank’s gross negligence or willful misconduct, as determined by the final judgment of a court of competent jurisdiction, or (ii) the failure of the Bank to honor a drawing under a Letter of Credit as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto Governmental Authority (all such acts or omissions herein called “Governmental Acts”);
          (b) As among Borrower and the Bank, Borrower assumes all risks of the acts and omissions of, or misuse of such Letter of Credit by, the beneficiary of any Letters of Credit. In furtherance and not in limitation of the foregoing, the Bank shall not be responsible (in the absence of gross negligence or willful misconduct in connection therewith, as determined by the final judgment of a court of competent jurisdiction): (i) for the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of any Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) for failure of the beneficiary of a Letter of Credit to comply duly with conditions required in order to draw upon such Letter of Credit; (iv) for errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex, or other similar form of transmission or otherwise; (v) for errors in interpretation of technical trade terms; (vi) for any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any Letter of Credit or of the proceeds thereof; (vii) for the misapplication by the beneficiary of a Letter of Credit of the proceeds of any drawing under such Letter of Credit; and (viii) for any consequences arising from causes beyond the control of the Bank, including without limitation, any Governmental Acts. None of the above shall affect, impair, or prevent the vesting of the Bank’s rights or powers under this Section 3.

Execution Version
          (c) In furtherance and extension and not in limitation of the specific provisions set forth above, any action taken or omitted by the Bank under or in connection with the Letters of Credit or any related certificates shall not, in the absence of gross negligence or willful misconduct, as determined by the final judgment of a court of competent jurisdiction, put the Bank, under any resulting liability to Borrower or relieve Borrower of any of its obligations hereunder to any such Person.
          (d) Without prejudice to the survival of any other agreement of Borrower hereunder, the agreements and obligations of Borrower contained this Section 3 shall survive the payment in full of principal and interest hereunder, the termination of the Letters of Credit and the termination of this Note.
     3.8 [Intentionally omitted]
     3.9 Evidence of Letters of Credit. (a) The L/C Reimbursement Obligations shall also be evidenced by a reimbursement agreement in form satisfactory to the Bank and such other certificates, documents and other papers and information as the Bank may request.
          (b) Each Letter of Credit shall, among other things, provide for the payment of sight drafts when presented for honor thereunder in accordance with the terms thereof and when accompanied by the documents described therein and each Letter of Credit request and each Letter of Credit shall be subject to the Uniform Customs and Practice for Documentary Credits (2007 Revision), International Chamber of Commerce Publication No. 600, and any amendments or revisions thereof, and, to the extent not inconsistent therewith, the laws of the State of Ohio.
          (c) Borrower shall authorize and direct the Bank with respect to each Letter of Credit to name Borrower as the “Account Party” therein, shall deliver to the Bank all instruments, documents, and other writings and property pursuant to such Letter of Credit and shall accept and rely upon the Bank’s instructions and agreements with respect to all matters arising in connection with such Letter of Credit or the application therefor.
          (d) In connection with all Letters of Credit issued or caused to be issued by the Bank under this Agreement, Borrower hereby appoints the Bank, or its designee, as its attorney, with full power and authority (i) to sign or endorse such Borrower’s name upon any warehouse or other receipts, letter of credit applications and acceptance; and (ii) to complete in Borrower’s name or in the Bank’s name or in the name of the Bank’s designee, any transaction, obtain the necessary documents in connection therewith, and collect the proceeds thereof. Neither the Bank nor its attorneys will be liable for any acts or omissions nor for any error of judgment or mistakes of fact or law, except for the Bank’s gross negligence or willful misconduct, as determined by the final judgment of a court of competent jurisdiction. This power, being coupled with an interest, is irrevocable so long as any Letters of Credit remain outstanding.
     SECTION 4. CONDITIONS PRECEDENT TO ADVANCES
     4.1 Initial Advance. The Bank will be obligated to make the initial advance hereunder only after the Bank shall have received from Borrower each of following items in form and substance satisfactory to the Bank: (a) this Note; (b) a closing certificate of the Borrower as to the accuracy of the representations and warranties, compliance with covenants and absence of defaults or events that with the passing of time would constitute events of default, and absence of any material adverse change; (c) resolutions and copies of corporate documents in form and

Execution Version
substance satisfactory to the Bank; (d) receipt of any necessary regulatory approvals and licenses and the absence of any regulatory prohibitions and expenses; (e) payment of all fees and expenses; and (f) the delivery of such additional documentation as the Bank may reasonably request.
     4.2 Conditions Precedent to Subsequent Advances. The Bank shall not be required to make any disbursement or advance subsequent to the initial disbursement or initial advance under theNote, unless on the applicable date that each such advance is to be made:
          (a) The warranties and representations set forth in this Note and each of the representations and warranties contained in any Related Document at any time shall be true and correct on and as of such date with the same effect as though such warranty or representation had been made on and as of such date, except to the extent that such warranty or representation is stated to expressly relate solely to an earlier date;
          (b) Borrower shall have complied and shall then be in compliance with all the terms, covenants and conditions of this Note, and no Event of Default or Pending Default shall have occurred and be continuing on such date or after giving effect to the advances requested to be made; and
          (c) No material adverse change shall have occured in: (i) the reputation, Property, financial condition, business, assets, affairs, prospects, liabilities, or operations of any Obligor or any of its Subsidiaries; or (ii) any Obligor’s ability to perform its obligations under this Note or any of the Related Documents.
Each request for an advance or conversion or continuation of an advance hereunder shall constitute a warranty and representation by Borrower that each of the conditions contained in this Section 4.2 has been satisfied.
SECTION 5. REPRESENTATIONS, WARRANTIES AND COVENANTS
     5.1 Bank’s Right of Setoff. The Bank retains all rights of setoff that the Bank may have by law, in equity or otherwise.
     5.2 Liens. The Borrower shall not create or permit to exist any Lien on any of its property, real or personal, except: (1) existing Liens ; (2) Liens to the Bank; (3) Liens incurred in the ordinary course of business securing current non-delinquent liabilities for taxes, worker’s compensation, unemployment insurance, social security and pension liabilities; (4) reservations, exceptions, encroachments, easements, rights of way, covenants, conditions, restrictions, leases and other similar title exceptions or encumbrances affecting real property; (5) Liens in favor of banks and other financial institution investors on a pro rata basis; (6) purchase money security interests; (7) Liens in respect to judgments not constituting an event of default under this Note that are being contested in good faith; and (8) notice filings by any creditor in respect of any operating leases.
     5.3 Certificate of Senior Financial Officer. The Borrower shall deliver to the Bank, at the Bank’s address first set forth above, Attn: George M. Gevas, Senior Vice President, each officer’s certificate (together with all attachments) to be delivered pursuant to Section 7.2 of that certain Note Purchase Agreement dated as of July 28, 2008 with respect to $40,000,000 6.39% Senior Notes, Series A Due July 28, 2014 and $30,000,000 6.39% Senior Notes, Series B Due July 28, 2013, as amended by the First Amendment to Note Purchase Agreement dated February

Execution Version
24, 2009 (as amended from time to time, the “2008 Note Purchase Agreement”), at the same time such certificate is delivered under the 2008 Note Purchase Agreement; provided, that in the event that the 2008 Note Purchase Agreement ceases to be in force, Borrower will continue deliver to the Bank all officer’s certificates, with all attachments that would have been required under the 2008 Note Purchase Agreement were it in effect, and showing compliance with the covenants contained in the 2008 Note Purchase Agreement except Section 10.1 Consolidated Net Worth, which need not be contained in the officer’s certificate.
     5.4 Representations by Borrower. The Borrower represents, warrants and agrees that each of the following is true and will remain true and correct until the later of maturity or the date on which all Liabilities evidenced by this Note are paid in full: (a) the execution and delivery of this Note and the performance of the obligations it imposes do not violate any law, conflict with any agreement by which it is bound, or require the consent or approval of any other Person; (b) this Note is a valid and binding agreement of the Borrower, enforceable according to its terms, except as may be limited by bankruptcy, insolvency or other laws affecting the enforcement of creditor’s rights generally and by general principles of equity; (c) all balance sheets, profit and loss statements, other financial statements and applications for credit furnished to the Bank in connection with the Liabilities are accurate and fairly reflect the financial condition of the Persons to which they apply on their effective dates, including contingent liabilities of every type, which financial condition has not materially and adversely changed since those dates; (d)(i) it is duly organized, validly existing and in good standing under the laws of the state where it is organized and in good standing in each state where it is doing business; and (ii) the execution and delivery of this Note and the performance of the obligations it imposes (A) are within its powers and have been duly authorized by all necessary action of its governing body, and (B) do not contravene the terms of its articles of incorporation or organization, its by-laws, regulations or any partnership, operating or other agreement governing its organization and affairs.
     5.5 [Intentionally omitted]
     5.6 Reporting. Borrower shall deliver the following to the Bank, in addition to the certificates described in Section 5.3, a copy of each certificate, notice, statement or report sent pursuant to Section 7.1 of the 2008 Note Purchase Agreement.
SECTION 6. DEFAULT
     6.1 Events of Default/Acceleration. If any of the following events occurs (each, an “Event of Default”), this Note shall become due immediately, without notice, at the Bank’s option:
          (a) Any Obligor fails to pay when due: (i) any of the Liabilities, or (ii) any amount payable with respect to any of the Liabilities, or under this Note or any other Related Document, or (iii) any other debt to any Person or any amount payable with respect to any other agreement or instrument evidencing other debt to any Person that is outstanding in an aggregate principal amount of at least $10,000,000.00 beyond any period of grace provided with respect thereto.
          (b) Any Obligor: (i) fails to observe or perform or otherwise violates any other material term, covenant, condition or agreement of any of the Related Documents; (ii) makes any materially incorrect or misleading representation, warranty, or certificate to the Bank; (iii) makes any materially incorrect or misleading representation in any financial statement or other

Execution Version
information delivered to the Bank; (iv) defaults under the terms of any agreement or instrument relating to any debt for borrowed money (other than the debt evidenced by the Related Documents) and the effect of such default will allow the creditor to declare the debt due before its stated maturity (without regard to requirements for voting or any other conditions prior to acceleration of the debt); (v) defaults under the terms of the Chase Note, the 2008 Note Purchase Agreement or any promissory note executed in connection with the 2008 Note Purchase Agreement, subject to any cure periods applicable to such default in the Chase Note or 2008 Note Purchase Agreement.
          (c) (i) There is a default under the terms of any Related Document, (ii) any Obligor terminates or revokes or purports to terminate or revoke its guaranty or any Obligor’s guaranty becomes unenforceable in whole or in part, (iii) any Obligor fails to perform promptly under its guaranty, or (iv) any Obligor fails to comply with, or perform under any agreement, now or hereafter in effect, between the Obligor and the Bank, or any Affiliate of the Bank or their respective successors and assigns.
          (d) The occurrence of a Termination Event or any event occurs that would permit the PBGC to terminate any Benefit Plan of any Obligor or any Subsidiary of any Obligor.
          (e) Borrower, any Obligor, or any Significant Subsidiary (as such term is defined in the 2008 Note Purchase Agreement): (i) becomes insolvent or unable to pay its debts as they become due; (ii) makes an assignment for the benefit of creditors; (iii) consents to the appointment of a custodian, receiver, or trustee for itself or for a substantial part of its Property; (iv) commences any proceeding under any bankruptcy, reorganization, liquidation, insolvency or similar laws; (v) conceals or removes any of its Property, with intent to hinder, delay or defraud any of its creditors; (vi) makes or permits a transfer of any of its Property, which may be fraudulent under any bankruptcy, fraudulent transfer or similar law; or (vii) makes a transfer of any of its Property to or for the benefit of a creditor at a time when other creditors similarly situated have not been paid.
          (f) A custodian, receiver, or trustee is appointed for any Obligor or any of its Subsidiaries or for a substantial part of their respective Property.
          (g) Any Obligor or any of its Subsidiaries, without the Bank’s written consent: (i) liquidates or is dissolved; (ii) merges or consolidates with any other Person; (iii) leases, sells or otherwise conveys a material part of its assets or business outside the ordinary course of its business; (iv) leases, purchases, or otherwise acquires a material part of the assets of any other Person, except in the ordinary course of its business; or (v) agrees to do any of the foregoing; provided, however, that an Obligor or any Subsidiary of an Obligor may merge or consolidate with any other Subsidiary of an Obligor or with an Obligor (an “Intercompany Merger”) and an Obligor or any Subsidiary of an Obligor may convey a material part of its assets or business outside of the ordinary course of business to an Obligor or any Subsidiary of an Obligor (an “Intercompany Transfer”) as long as (x) in the case of either an Intercompany Merger or Intercompany Transfer, the Borrower is the surviving entity or ultimate transferee of the assets; or (y) in the case of any Intercompany Merger or Intercompany Transfer involving the Borrower, the survivor or transferee (other than the Borrower) has executed a joinder agreement in form and substance satisfactory to the Bank becoming obligated on this Note as a “Borrower,” and all guarantors have executed guaranties of the indebtedness of such survivor or transferee to the Bank; or (z) in the case of any Intercompany Merger or Intercompany Transfer involving a Guarantor, the survivor or transferee (other than the Borrower) has executed a guaranty of the

Execution Version
indebtedness of the Borrower. Neither an Intercompany Merger nor an Intercompany Transfer will have the effect of releasing any Obligor from any of the Liabilities.
          (h) Proceedings are commenced under any bankruptcy, reorganization, liquidation, or similar laws against any Obligor or any of its Subsidiaries and remain undismissed for thirty (30) days after commencement; or any Obligor or any of its Subsidiaries consents to the commencement of those proceedings.
          (i) Any judgment in excess of 5% of Consolidated Total Assets (as such term is defined in the 2008 Note Purchase Agreement) is entered against any Obligor or any of its Significant Subsidiaries (as such term is defined in the 2008 Note Purchase Agreement), or any attachment, seizure, sequestration, levy, or garnishment is issued against any Property of any Obligor or any of its Subsidiaries and which judgments are not, within 60 days after entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within 60 days after the expiration of such stay.
          (j) Any material adverse change occurs in: (i) the reputation, Property, financial condition, business, assets, affairs, prospects, liabilities, or operations of any Obligor or any of its Subsidiaries; or (ii) any Obligor’s ability to perform its obligations under this Note or any of the Related Documents.
Except as expressly provided to the contrary in this Note or any of the other Related Documents, the Bank shall not exercise its option to accelerate the maturity of this Note upon the occurrence of a default unless the default has not been fully cured (i) within five (5) days after its occurrence, if the condition, event or occurrence giving rise to such default can be cured by the payment of money, or (ii) within thirty (30) days after its occurrence, if the condition, event or occurrence giving rise to such default is of a nature that it can be cured only by means other than the payment of money. Provided, however , that the Borrower shall have no cure rights if the condition, event or occurrence giving rise to the default: (a) is described in any of clauses (c)(ii), (e), (f), (g), or (h) above or (b) constitutes a breach of any covenant in any of the Related Documents prohibiting the sale or transfer of any assets of any Borrower; or (c) during the twelve (12) month period immediately preceding the occurrence of the default, either (i) the same default has occurred or (ii) three (3) or more other defaults of any nature have occurred. Notwithstanding the existence of any cure period, the Bank shall have no obligation to extend credit governed by this Note, whether by advance, disbursement of a loan or otherwise after the occurrence of any default or event which with the giving of notice or the passage of time or both could become a default or during any cure period. The inclusion of any cure period in this Note shall have no bearing on the due dates for payments under any of the Related Documents, whether for purposes of calculating late payment charges or otherwise.
     6.2 Remedies. If this Note is not paid at maturity, whether by acceleration or otherwise, the Bank shall have all of the rights and remedies provided by any law or agreement, in equity or otherwise. The Borrower is liable to the Bank for all reasonable costs and expenses of every kind incurred (or charged by internal allocation) in connection with the negotiation, preparation, execution, filing, recording, modification, supplementing and waiver of this Note or the other Related Documents and the making, servicing and collection of this Note or the other Related Documents and any other amounts owed under this Note or the other Related Documents, including without limitation reasonable attorneys’ fees and court costs. These costs and expenses include without limitation any costs or expenses incurred by the Bank in any bankruptcy, reorganization, insolvency or other similar proceeding.

Execution Version
     6.3 Waivers. Each Obligor waives: (a) to the extent not prohibited by law, all rights and benefits under any laws or statutes regarding sureties, as may be amended; (b) any right to receive notice of the following matters before the Bank enforces any of its rights: (i) the Bank’s acceptance of this Note, (ii) any credit that the Bank extends to the Borrower, (iii) any demand, diligence, presentment, dishonor and protest, or (iv) any action that the Bank takes regarding the Borrower, anyone else, or any of the Liabilities, that it might be entitled to by law, under any other agreement, in equity or otherwise; (c) any right to require the Bank to proceed against the Borrower, any other Obligor, or pursue any remedy in the Bank’s power to pursue; (d) any defense based on any claim that any endorser’s or other Obligor’s obligations exceed or are more burdensome than those of the Borrower; (e) the benefit of any statute of limitations affecting liability of any endorser or other Obligor or the enforcement hereof; (f) any defense arising by reason of any disability or other defense of the Borrower or by reason of the cessation from any cause whatsoever (other than payment in full) of the obligation of the Borrower for the Liabilities; and (g) any defense based on or arising out of any defense that the Borrower may have to the payment or performance of the Liabilities or any portion thereof. Each Obligor consents to any extension or postponement of time of its payment without limit as to the number or period, to the addition of any other Person, and to the release or discharge of, or suspension of any rights and remedies against, any Obligor. The Bank may waive or delay enforcing any of its rights without losing them. Any waiver affects only the specific terms and time period stated in the waiver. No modification or waiver of any provision of this Note is effective unless it is in writing and signed by the Person against whom it is being enforced.
     6.4 Rights of Subrogation. Each Obligor waives and agrees not to enforce any rights of subrogation, contribution or indemnification that it may have against the Borrower, any other Obligor, until the Borrower and such Obligor have fully performed all their obligations to the Bank, even if those obligations are not covered by this Note.
     6.5 Reinstatement. The Borrower agrees that to the extent any payment or transfer is received by the Bank in connection with the Liabilities evidenced by this Note, and all or any part of the payment or transfer is subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be transferred or repaid by the Bank or transferred or paid over to a trustee, receiver or any other Person, whether under any bankruptcy act or otherwise (any of those payments or transfers is hereinafter referred to as a “Preferential Payment”), then this Note shall continue to be effective or shall be reinstated, as the case may be, even if all those Liabilities have been paid in full and whether or not the Bank is in possession of this Note, or whether the Note has been marked paid, released or canceled, or returned to the Borrower and, to the extent of the payment, repayment or other transfer by the Bank, the Liabilities or part intended to be satisfied by the Preferential Payment shall be revived and continued in full force and effect as if the Preferential Payment had not been made.
     6.6 Governing Law and Venue. This Note shall be governed by and construed in accordance with the laws of the State of Ohio (without giving effect to its laws of conflicts). The Borrower agrees that any legal action or proceeding with respect to any of its obligations under this Note may be brought by the Bank in any state or federal court located in the State of Ohio, as the Bank in its sole discretion may elect. By the execution and delivery of this Note, the Borrower submits to and accepts, for itself and in respect of its property, generally and unconditionally, the non-exclusive jurisdiction of those courts. The Borrower waives any claim that the State of Ohio is not a convenient forum or the proper venue for any such suit, action or proceeding.
     6.7 Amendment, Restatement and Extension. This Note is given in replacement, renewal and/or extension of, but not in extinguishment of the indebtedness evidenced by (i) those

Execution Version
certain Master Grid Notes, each dated as of December 24, 2008, and in the aggregate original principal amount of Thirty Five Million and 00/100 Dollars ($35,000,000.00), made by each of BEF REIT, Inc. (a predecessor of Borrower) and BEF Holding Co., Inc. (a predecessor of Borrower) and (ii) those certain Master Grid Notes, each dated as of July 19, 2007, in the aggregate original principal amount of One Hundred Million Dollars ($100,000,000.00), made by each of BEF REIT, Inc. (a predecessor of Borrower) and BEF Holding Co., Inc. (a predecessor of Borrower), including previous renewals or modifications thereof, if any (collectively, the “Prior Notes” and together with all loan agreements, credit agreements, reimbursement agreements, security agreements, mortgages, deeds of trust, pledge agreements, assignments, guaranties, and any other instrument or document executed in connection with the Prior Notes, the “Prior Related Documents”), and is not a novation thereof. All interest evidenced by the Prior Notes shall continue to be due and payable until paid. The Borrower fully, finally, and forever releases and discharges the Bank and its successors, assigns, directors, officers, employees, agents, and representatives (each a “Bank Party”) from any and all causes of action, claims, debts, demands, and liabilities, of whatever kind or nature, in law or equity, of the Borrower, whether now known or unknown to the Borrower (i) in respect of the Liabilities evidenced by the Prior Notes and the Prior Related Documents, or of the actions or omissions of any Bank Party in any manner related to the Liabilities evidenced by the Prior Notes or the Prior Related Documents and (ii) arising from events occurring prior to the date of this Note. The provisions of this Note are effective on the date that this Note has been executed by all of the signers and delivered to the Bank.
     6.8 Miscellaneous. If more than one Borrower executes this Note: (i) each Borrower is liable jointly and severally for the Liabilities evidenced by this Note; (ii) the term “Borrower” means any one or more of them; and (iii) the receipt of value by any one of them constitutes the receipt of value by the others. This Note binds the Borrower and its successors, and benefits the Bank, its successors and assigns. Any reference to the Bank includes any holder of this Note. Section headings are for convenience of reference only and do not affect the interpretation of this Note. Any notices and demands under or related to this Note shall be in writing and delivered to the intended party at its address stated herein, and if to the Bank, at its main office if no other address of the Bank is specified herein, by one of the following means: (a) by hand; (b) by a nationally recognized overnight courier service; or (c) by certified mail, postage prepaid, with return receipt requested. Notice shall be deemed given: (a) upon receipt if delivered by hand; (b) on the Delivery Day after the day of deposit with a nationally recognized courier service; or (c) on the third Delivery Day after the notice is deposited in the mail. “Delivery Day” means a day other than a Saturday, a Sunday, or any other day on which national banking associations are authorized to be closed. Any party may change its address for purposes of the receipt of notices and demands by giving notice of such change in the manner provided in this provision. This Note and the other Related Documents embody the entire agreement between the Borrower and the Bank regarding the terms of the loan evidenced by this Note and supersede all oral statements and prior writings relating to that loan. No delay on the part of the Bank in the exercise of any right or remedy waives that right or remedy. No single or partial exercise by the Bank of any right or remedy precludes any other future exercise of it or the exercise of any other right or remedy. No waiver or indulgence by the Bank of any default is effective unless it is in writing and signed by the Bank, nor shall a waiver on one occasion bar or waive that right on any future occasion. The rights of the Bank under this Note and the other Related Documents are in addition to other rights (including without limitation, other rights of setoff) the Bank may have contractually, by law, in equity or otherwise, all of which are cumulative and hereby retained by the Bank. If any provision of this Note cannot be enforced, the remaining portions of this Note shall continue in effect. The Borrower agrees that the Bank may provide any information or knowledge the Bank may have about the Borrower or about any matter relating to this Note or the Related Documents to The PNC Financial Services Group, Inc., or any of its Subsidiaries or Affiliates or their successors, or

Execution Version
to any one or more purchasers or potential purchasers of this Note or the Related Documents. The Borrower agrees that the Bank may at any time sell, assign or transfer one or more interests or participations in all or any part of its rights and obligations in this Note to one or more purchasers whether or not related to the Bank.
     6.9 Expenses. Borrower agrees to pay all reasonable costs and expenses incidental to or in connection with this Note, any Related Document or any service provided by the Bank, the enforcement of the Bank’s rights in connection with any of the foregoing, any amendment, supplement or modification of this Note or any other Related Document, any litigation, contest, dispute, proceeding or action in any way relating to this Note or any Related Document, whether any of the foregoing are incurred prior to or after maturity, the occurrence of an Event of Default, or the rendering of a judgment. Such costs shall include, but not be limited to, reasonable fees and out of pocket expenses of the Bank’s counsel. The provisions of this Section 6.9 shall survive the termination of this Note and the Related Documents.
     6.10 Government Regulation . The Borrower shall not (a) be or become subject at any time to any law, regulation, or list of any government agency (including, without limitation, the U.S. Office of Foreign Asset Control list) that prohibits or limits the Bank from making any advance or extension of credit to the Borrower or from otherwise conducting business with the Borrower, or (b) fail to provide documentary and other evidence of the Borrower’s identity as may be requested by the Bank at any time to enable the Bank to verify the Borrower’s identity or to comply with any applicable law or regulation, including, without limitation, Section 326 of the USA Patriot Act of 2001, 31 U.S.C. Section 5318.
     6.11 USA PATRIOT ACT NOTIFICATION. The following notification is provided to the Borrower pursuant to Section 326 of the USA Patriot Act of 2001, 31 U.S.C. Section 5318:
IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING A NEW ACCOUNT. To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each Person that opens an account, including any deposit account, treasury management account, loan, other extension of credit, or other financial services product. What this means for the Borrower: When the Borrower opens an account, if the Borrower is an individual, the Bank will ask for the Borrower’s name, taxpayer identification number, residential address, date of birth, and other information that will allow the Bank to identify the Borrower, and if the Borrower is not an individual, the Bank will ask for the Borrower’s name, taxpayer identification number, business address, and other information that will allow the Bank to identify the Borrower. The Bank may also ask, if the Borrower is an individual, to see the Borrower’s driver’s license or other identifying documents, and if the Borrower is not an individual, to see the Borrower’s legal organizational documents or other identifying documents.
     6.12 WAIVER OF SPECIAL DAMAGES. THE BORROWER WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT THE UNDERSIGNED MAY HAVE TO CLAIM OR RECOVER FROM THE BANK IN ANY LEGAL ACTION OR PROCEEDING ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES.
     6.13 JURY WAIVER. THE BORROWER AND THE BANK (BY ITS ACCEPTANCE HEREOF) HEREBY VOLUNTARILY, KNOWINGLY, IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY RIGHT TO HAVE A JURY PARTICIPATE IN

Execution Version
RESOLVING ANY DISPUTE (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) BETWEEN THE BORROWER AND THE BANK ARISING OUT OF OR IN ANY WAY RELATED TO THIS NOTE OR THE OTHER RELATED DOCUMENTS. THIS PROVISION IS A MATERIAL INDUCEMENT TO THE BANK TO PROVIDE THE FINANCING EVIDENCED BY THIS NOTE.
[Signature page follows]

Execution Version
Executed and delivered at Columbus, Ohio as of the date set forth above.

BORROWER: BOB EVANS FARMS, INC.
By:	/s/ Tod P. Spornhauer
Tod P. Spornhauer
Its: Chief Financial Officer

Address: 3776 South High Street Columbus, OH 43207

Signature page to Line of Credit Note